 As filed with the Securities and Exchange Commission on July 21, 2010
 Registration No. 333-

Securities and Exchange Commission
Washington, D.C.  20549

Form S-8

Registration Statement
under the
Securities Act of 1933

First Reliance Bancshares, Inc.
(exact name of registrant as specified in its charter)

South Carolina	80-0030931
(state or other jurisdiction	(IRS employer
of incorporation or organization)	identification no.)

2170 West Palmetto Street
Florence, South Carolina	29501
(address of principal executive offices)	(zip code)

First Reliance Bancshares, Inc. 2006 Equity Incentive Plan
(full title of the plan)

F.R. Saunders Jr.
President and Chief Executive Officer
First Reliance Bancshares, Inc.
2170 West Palmetto Street
Florence, South Carolina 29501
(843) 656-5000
(name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated file	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)

Calculation of Registration Fee
Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
2006 Equity Incentive Plan
common stock, par value $0.01	600,000 shares	(2)	$3.75	(3)	$2,250,000	$160.43

(1)           This registration statement also covers any additional shares of common stock issued or issuable under the terms of the plan and awards granted thereunder as a result of stock splits, stock dividends, and similar changes in outstanding common stock, as provided in Rule 416(a) under the Securities Act of 1933.
(2)           Represents shares of common stock that may be issued by registrant as awards under the First Reliance Bancshares, Inc. 2006 Equity Incentive Plan, including but not limited to restricted stock awards and stock option awards.
(3)           Calculated solely for purposes of this registration statement under Rule 457(h) on the basis of the average of the high and low reported sales prices of the common stock on the OTC Bulletin Board (trading symbol: FSRL) on July 19, 2010.

PART II
Information Required in the Registration Statement

On February 9, 2006, First Reliance Bancshares, Inc. filed a Form S-8 registration statement with the Securities and Exchange Commission to register 350,000 shares of First Reliance Bancshares, Inc.’s common stock, par value $0.01 per share, reserved for issuance under the First Reliance Bancshares, Inc. 2006 Equity Incentive Plan.  On May 20, 2010, the board of directors of First Reliance Bancshares, Inc. amended the 2006 Equity Incentive Plan, increasing by 600,000 the number of shares reserved for issuance under the 2006 Equity Incentive Plan.

The purpose of this Form S-8 registration statement is to register for sale under the Securities Act of 1933 the additional 600,000 shares reserved for issuance under the 2006 Equity Incentive Plan, as amended by the board of directors.  In accordance with General Instruction E of Form S-8, the contents of First Reliance Bancshares, Inc.’s previously filed Form S-8 registration statement relating the 2006 Equity Incentive Plan (Registration Number 333-131698), including all exhibits thereto, are incorporated herein by reference.

Item 4.	Description of Securities

Not applicable

Item 5.	Interests of Named Experts and Counsel

The law firm Turner Padget Graham & Laney, P.A. has acted as counsel to First Reliance Bancshares, Inc. and has issued an opinion concerning the legality of the shares to be issued under the 2006 Equity Incentive Plan.  J. Munford Scott Jr. is special counsel with the firm Turner Padget Graham & Laney, P.A. and he serves as a director of First Reliance Bancshares, Inc.

Item 7.	Exemption from Registration Claimed

Not Applicable

Item 8.	Exhibits

5.2	Opinion of Turner Padget Graham & Laney P.A. (filed herewith)

10.8	First Reliance Bancshares, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Form 10-KSB Annual Report for the year ended December 31, 2005)

23.3	Consent of Elliott Davis, LLC (filed herewith)

23.4	Consent of Turner Padget Graham & Laney P.A. (included in its opinion filed as Exhibit 5.2)

24.2	Power of Attorney (included on the signature page of this Form S-8 registration statement)

99.1	Form of stock option award agreement under the 2006 Equity Incentive Plan (filed herewith)

99.2	Form of restricted stock award agreement under the 2006 Equity Incentive Plan (filed herewith)

99.3	Form of restricted stock award agreement under the 2006 Equity Incentive Plan for the most highly compensated officer, as defined in the TARP Capital Purchase Program rules (filed herewith)

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933,

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by First Reliance Bancshares, Inc. under section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report under section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant under the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of South Carolina, on this 21st day of July, 2010.

First Reliance Bancshares, Inc.

By:	/s/ F.R. Saunders Jr.
F.R. Saunders Jr., President and Chief Executive Officer

Power of Attorney and Signatures

Each person whose signature appears below constitutes and appoints F.R. Saunders Jr. and Jeffrey A. Paolucci, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, as attorneys or attorney of the undersigned, to execute and file under the Securities Act of 1933 a registration statement on Form S-8 for the offer and sale of shares of common stock, par value $0.01 per share, of First Reliance Bancshares, Inc., and any and all amendments and exhibits thereto, including pre- and post-effective amendments, and any and all applications or other documents to be filed with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and any state securities agency or agencies pertaining to registration or qualification of the shares of common stock of First Reliance Bancshares, Inc. or the offer and sale thereof, with full power and authority to do and perform any and all acts and things whatsoever necessary, appropriate or desirable to be done in the premises, or in the name, place and stead of the said person, hereby ratifying and approving the acts of said attorneys and any of them and any such substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ F.R. Saunders Jr.	July 15, 2010
F.R. Saunders Jr., President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Jeffrey A. Paolucci	July 15, 2010
Jeffrey A. Paolucci, Chief Financial Officer, Senior Vice President and Director (Principal Financial and Principal Accounting Officer)

/s/ Leonard A. Hoogenboom	July 15, 2010
Leonard A. Hoogenboom, Director and Chairman of the Board

/s/ John M. Jebaily	July 15, 2010
John M. Jebaily, Director

July 15, 2010
Andrew G. Kampiziones, Director

/s/ C. Dale Lusk	July 15, 2010
C. Dale Lusk, Director

/s/ A. Dale Porter	July 15, 2010
A. Dale Porter, Director

/s/ Paul C. Saunders	July 15, 2010
Paul C. Saunders, Director

/s/ J. Munford Scott Jr.	July 15, 2010
J. Munford Scott Jr., Director

Exhibit Index

5.2	Opinion of Turner Padget Graham & Laney P.A. (filed herewith)

10.8	First Reliance Bancshares, Inc. 2006 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Form 10-KSB Annual Report for the year ended December 31, 2005)

23.3	Consent of Elliott Davis, LLC (filed herewith)

23.4	Consent of Turner Padget Graham & Laney P.A. (included in its opinion filed as Exhibit 5.2)

24.2	Power of Attorney (included on the signature page of this Form S-8 registration statement)

99.1	Form of stock option award agreement under the 2006 Equity Incentive Plan (filed herewith)

99.2	Form of restricted stock award agreement under the 2006 Equity Incentive Plan (filed herewith)

99.3	Form of restricted stock award agreement under the 2006 Equity Incentive Plan for the most highly compensated officer, as defined in the TARP Capital Purchase Program rules (filed herewith)